Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces First Quarter 2024 Results and

Declares Dividend for Second Quarter of 2024

Quarterly Earnings Call Scheduled for Monday, May 13, 2024

HOUSTON, May 10, 2024 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the first quarter of 2024 and declared second quarter 2024 dividend of $0.01 per share.

This press release includes non-GAAP financial measures, including Adjusted Net (Loss) Income, Adjusted EBITDA, Free Cash Flow and Net Debt, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the first quarter of 2024 and through the date of this press release include:

●	Completed accretive acquisition of six shallow water Gulf of Mexico (“GOM”) fields in January 2024 (the “Cox acquisition”);
o	Paid $77.2 million for the Cox acquisition where W&T acquired and will operate 100% working interests in six fields that are located adjacent to existing W&T operations;
o	Hired select Cox offshore personnel while completing all required regulatory transfers of operatorship, lease ownership and financial responsibility;
o	Integrated accounting, production reporting, cost tracking and other data into existing W&T systems, while integrating and inspecting fields to ensure W&T’s health, safety and environmental standards are implemented; and
o	Year-end 2023 proved reserves based on an independent engineering report prepared by Netherland Sewell and Associates (“NSAI”) of 21.8 million barrels of oil equivalent (“MMBoe”), which is around 17% higher than W&T’s expectation of 18.7 MMBoe at the time of acquisition announcement;
●	Generated production of 35.1 thousand barrels of oil equivalent per day (“MBoe/d”) (55% liquids) in the first quarter of 2024, an increase of approximately 3% over fourth quarter 2023 and above the midpoint of guidance;
o	Three of the Cox fields, Mobile 916, West Delta 073, and Eugene Island 064, were shut-in during the first quarter 2024. As such, Adjusted EBITDA did not reflect the full potential of the Cox acquisition;
●	Reported net loss of $11.5 million, or $(0.08) per diluted share;
o	Adjusted Net Loss totaled $7.6 million, or $(0.05) per share, which excludes the net unrealized gain on outstanding derivative contracts and non-ARO plugging and abandonment (“P&A”) costs;
●	Reported Adjusted EBITDA in the first quarter of 2024 of $49.4 million, an increase of approximately 10% over the fourth quarter of 2023;
●	Produced net cash from operating activities of $11.6 million and Free Cash Flow of $32.4 million in the first quarter of 2024, marking the 25th consecutive quarter of positive Free Cash Flow;

●	Reported cash and cash equivalents of $94.8 million and Net Debt of $296.4 million at March 31, 2024, which reflects the impact of funding the Cox acquisition using cash on hand;
●	Continued to maintain a low leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 1.6x;
●	Adopted a quarterly cash dividend policy in November 2023 and paid dividends of $0.01 per common share in December 2023 and March 2024;
o	Declared second quarter of 2024 dividend of $0.01 per share, which will be payable on May 31, 2024 to stockholders of record on May 24, 2024;
●	Expanded the size of the Board to six members and appointed Mr. John D. Buchanan to fill the vacancy on the Board effective April 8, 2024; and
●	Scheduled first quarter 2024 earnings conference call for 8:30 am central time on Monday, May 13, 2024.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, commented, “Our ability to execute our strategic vision enabled W&T to deliver another quarter of solid results. We reported production above the midpoint of our guidance range and more importantly, we increased oil production by approximately 15% quarter-over-quarter primarily due to the Cox acquisition. This helped us increase Adjusted EBITDA to $49.4 million, a 10% increase quarter-over-quarter, which outpaced the 3% increase in production over the same period. In addition, we recorded lease operating expenses below the low end of our guidance, Some of this decrease in lease operating expenses was due to deferrals of workovers and facilities projects, further contributing to our increased Adjusted EBITDA. We have made good progress integrating these new assets into W&T, and we still have more work to do that should help to increase production from the new fields.  We will continue to focus on increasing our production, particularly our oil production, and managing our operating costs. Our focus on free cash flow generation resulted in W&T reporting over $32 million in Free Cash Flow, the 25th consecutive quarter of positive Free Cash Flow, and more than double our Free Cash Flow in both the prior quarter and first quarter of 2023.”

“Our strong balance sheet allowed us to close on the Cox acquisition utilizing a portion of our cash on hand, and we remain focused on expanding our healthy cash balance of almost $100 million.  We plan to continue to utilize our significant cash position and expertise in acquiring complementary GOM assets to enhance the scale of W&T. Acquisitions remain a key component of our success, and it is our ability to integrate and enhance the assets that we acquire that has allowed us to grow reserves and production over the past 40 years. We remain well positioned to enhance our portfolio through additional accretive acquisition opportunities. We also remain committed to increasing shareholder value and returning value to our shareholders through the quarterly dividend program that we initiated in November 2023. We believe in our proven strategy and expect to continue to execute operationally and financially in 2024 and beyond.”

Production, Prices and Revenue:  Production for the first quarter of 2024 was 35.1 MBoe/d compared with 34.1 MBoe/d for the fourth quarter of 2023 and 32.5 MBoe/d for the corresponding period in 2023. The increase in production compared to the fourth quarter of 2023 was primarily driven by the inclusion of the Cox acquisition, which closed in January 2024 and was partially offset by natural decline. First quarter 2024 production was comprised of 15.4 thousand barrels per day (“MBbl/d”) of oil (44%), 3.8 MBbl/d of natural gas liquids (“NGLs”) (11%), and 96.0 million cubic feet per day (“MMcf/d”) of natural gas (45%). Production in the second quarter of 2024 will be negatively impacted by planned maintenance which required shut-ins of select fields and is reflected in second quarter guidance.

W&T’s average realized price per Boe before realized derivative settlements was $42.55 per Boe in the first quarter of 2024, an increase of 2% from $41.55 per Boe in the fourth quarter of 2023 and a decrease of 4% from $44.32 per Boe in the first quarter of 2023. First quarter 2024 oil, NGL and natural gas prices before realized derivative settlements were $76.44 per barrel, $21.78 per barrel, and $2.48 per Mcf, respectively.

Revenues for the first quarter of 2024 were $140.8 million, which was approximately 6% higher than fourth quarter of 2023 revenue of $132.3 million due to higher production volumes coupled with slightly higher realized prices. First quarter 2024 revenue was approximately 7% higher than $131.7 million of revenue in the first quarter of 2023 due to higher production volumes, slightly offset by moderately lower realized natural gas and NGL prices.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $70.8 million in the first quarter of 2024, which was below the bottom end of the previously provided guidance range primarily due to some workovers and facilities maintenance expenses being deferred. LOE for the first quarter of 2024 was approximately 10% higher compared to $64.6 million in the fourth quarter of 2023, primarily due to higher base lease operating expenses related to the Cox acquisition and higher than the $65.2 million for the corresponding period in 2023. On a component basis for the first quarter of 2024, base LOE and insurance premiums were $61.0 million, workovers were $3.0 million and facilities maintenance and other expenses were $6.8 million. On a unit of production basis, LOE was $22.14 per Boe in the first quarter of 2024. This compares to $20.61 per Boe for the fourth quarter of 2023 and $22.29 per Boe for the first quarter of 2023. LOE per Boe is expected to be higher in the second quarter of 2024 due to the completion of deferred workovers and facilities projects. Overall, full year 2024 LOE is projected to be approximately $23.00 per Boe.

Gathering, Transportation Costs and Production Taxes:  Gathering, transportation costs and production taxes totaled $7.5 million ($2.36 per Boe) in the first quarter of 2024, compared to $6.6 million ($2.11 per Boe) in the fourth quarter of 2023 and $6.1 million ($2.10 per Boe) in the first quarter of 2023. Gathering, transportation costs and production taxes increased due to additional production and assumption of commercial contracts related to the Cox acquisition.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $10.61 per Boe in the first quarter of 2024. This compares to $10.73 per Boe and $7.74 per Boe for the fourth quarter of 2023 and the first quarter of 2023, respectively.

Asset Retirement Obligations Accretion:  Asset retirement obligations accretion was $2.49 per Boe in the first quarter of 2024. This compares to $2.35 per Boe and $2.57 per Boe for the fourth quarter of 2023 and the first quarter of 2023, respectively.

General & Administrative Expenses (“G&A”):  G&A was $20.5 million for the first quarter of 2024, which increased from $18.3 million in the fourth quarter of 2023 primarily due to higher payroll and benefits related costs. G&A increased by $0.6 million year-over-year from $19.9 million in the first quarter of 2023 due to higher medical claims offset by a decrease in legal expenses. On a unit of production basis, G&A was $6.41 per Boe in the first quarter of 2024 compared to $5.82 per Boe in the fourth quarter of 2023 and $6.81 per Boe in the corresponding period of 2023. G&A in the first quarter of 2024 included $3.0 million of non-cash compensation expense compared with $3.1 million in the fourth quarter of 2023 and $1.9 million in the first quarter of 2023.

Derivative Gain:  In the first quarter of 2024, W&T recorded a net gain of $4.9 million related to commodity derivative contracts comprised of a $1.1 million unrealized gain related to the increase in fair value of open contracts and $3.8 million of realized gains. W&T recognized a net gain of $13.2 million in the fourth quarter of 2023 and a net gain of $39.2 million in the first quarter of 2023 related to commodity derivative activities.

As of March 31, 2024, W&T has approximately 65.0 MMcf/d of natural gas swaps for the second quarter of 2024 and no existing hedges for oil. A significant portion of W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan (the “Term Loan”) entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC. W&T’s natural gas hedges transition from swaps until first quarter of 2025 to exclusively puts thereafter. The $2.35/MMBtu volume-weighted average strike price on the cumulative puts provides downside protection while providing full upside potential should future natural gas prices increase as demonstrated by the current forward curve for 2025 and 2026.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense:  Net interest expense in the first quarter of 2024 was $10.1 million compared to $9.7 million in the fourth quarter of 2023 and $14.7 million in the first quarter of 2023. The decrease in interest expense in the first quarter of 2024 compared with the first quarter of 2023 was primarily due to two offsetting factors related to the redemption of the $552.5 million 9.75% Senior Second Lien Notes and issuance of the new $275.0 million 11.75% Senior Second Lien Notes. Lower interest expense on the reduced principal balance was partially offset by a higher interest rate on the new notes as well as decreased interest income due to a lower cash balance.

Other Expense: During 2021 and 2022, as a result of the declaration of bankruptcy by a third party that is the indirect successor in title to certain offshore interests that were previously divested by the Company, W&T recorded a contingent loss accrual related to anticipated non-ARO plugging and abandonment costs. During the first quarter of 2024, the Company reassessed its existing obligations and recorded an additional $5.3 million.

Income Tax Expense:  W&T recognized income tax expense of $1.0 million in the first quarter of 2024. This compares to the recognition of income tax expense of $1.9 million and $8.6 million for the quarters ended December 31, 2023 and March 31, 2023, respectively.

Balance Sheet and Liquidity:  As of March 31, 2024, W&T had available liquidity of $144.8 million comprised of $94.8 million in unrestricted cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC. As of March 31, 2024, the Company had total debt of $391.2 million and Net Debt of $296.4 million. Of W&T’s total debt of $391.2 million, only $279.9 million is recourse to W&T. The remaining $111.3 million is held at W&T’s subsidiary, Aquasition Energy LLC, and is non-recourse to W&T. As of March 31, 2024, Net Debt to TTM Adjusted EBITDA was 1.6x.

Capital Expenditures:  Capital expenditures on an accrual basis (excluding acquisitions) in the first quarter of 2024 were $3.2 million, and asset retirement settlement costs totaled $3.8 million. Investments related to acquisitions in the first quarter of 2024 totaled $80.5 million, which included $77.2 million for the Cox acquisition and $3.3 million of final purchase price adjustments related to W&T’s acquisition of properties in September 2023.

Cox Acquisition and Integration

In January 2024, W&T was the successful bidder for six fields in the Gulf of Mexico, including Eugene Island 064, Main Pass 061, Mobile 904, Mobile 916, South Pass 049 and West Delta 073, all of which include a 100% working interest and an average 82% net revenue interest. They are located in water depths ranging between approximately 15 and 400 feet. W&T expects that the properties’ proximity to W&T’s areas of existing operations could provide the ability for W&T to capture operational synergies. The final purchase price for the assets was $77.2 million, including certain closing costs, which was funded from the Company’s cash on hand. Key highlights of the transaction are as follows:

●	Adds significant proved reserves of 21.8 MMBoe[1] (60% liquids) based on an independent engineering report prepared by NSAI;
●	Based on the cash consideration paid of $77.2 million, this equates to a price of $3.54 per Boe of proved reserves;
●	Field logistics are being examined to see if more cost-effective tie-ins and throughput can be done with existing W&T facilities adjacent to the newly acquired fields; and
●	In first quarter 2024 the net production from these six fields acquired was approximately 3.3 MBoe/d, which is approximately 50% below the assets’ potential due to three of the six fields being shut-in. As it has done after prior acquisitions, W&T is inspecting and optimizing operations, and also negotiating midstream services at the newly acquired fields. This required temporarily shutting in Mobile 916, West Delta 073, and Eugene Island 064. W&T will provide additional information on these fields in the future.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the first quarter of 2024, the Company performed three workovers and three recompletions that positively impacted production for the quarter. W&T plans to continue performing these low cost, short payout operations that impact both production and revenue.

Cash Dividend Policy

The Company paid its first quarter 2024 dividend of $0.01 per share on March 25, 2024 to stockholders of record on March 18, 2024.

1 Reserves as of December 31, 2023 using year-end SEC pricing

The Board of Directors declared a second quarter 2024 dividend of $0.01 per share which is to be paid on May 31, 2024 to stockholders of record on May 24, 2024.

Addition to W&T’s Board of Directors

In April 2024, W&T’s Board of Directors voted to expand the size of the Board to six members and appointed Mr. John D. Buchanan to fill the vacancy on the Board effective April 8, 2024.  He will stand for election in the upcoming annual meeting of shareholders.  Mr. Buchanan has more than 30 years of experience as a seasoned oil and gas, commercial and banking attorney. He most recently served as an Assistant General Counsel at ExxonMobil and also has prior experience working at the Federal Reserve Bank of Dallas, where he served as General Counsel and Corporate Secretary.

Second Quarter and Full Year 2024 Production and Expense Guidance

The guidance for the second quarter and full year 2024 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Second Quarter 2024	Full Year 2024
Oil (MBbl)	1,225 – 1,400	5,100 – 5,800
NGLs (MBbl)	280 – 315	1,150 – 1,375
Natural gas (MMcf)	8,800 – 10,060	37,000 – 44,500
Total equivalents (MBoe)	2,972 – 3,392	12,417 – 14,592
Average daily equivalents (MBoe/d)	32.7 – 37.3	33.9 – 39.9
Expenses	Second Quarter 2024	Full Year 2024
Lease operating expense ($MM)	83.0 – 92.0	295.0 – 332.0
Gathering, transportation & production taxes ($MM)	8.1 – 8.9	34.5 – 39.0
General & administrative – cash ($MM)	13.7 – 15.1	59.0 – 66.5
General & administrative – non-cash ($MM)	2.9 – 3.3	12.5 – 14.0
DD&A ($ per Boe)		11.4 – 12.9

W&T expects substantially all taxes in 2024 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Monday, May 13, 2024 at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call”. This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”. An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of March 31, 2024, the Company had working interests in 63 fields in federal and state waters (which include 54 fields in federal waters and nine in state waters). The Company has under lease approximately 693,900 gross acres (536,200 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 532,400 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 8,000 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, natural gas and NGLs, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC Plus”) and change in OPEC Plus’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Revenues:
Oil	$107,015	$94,076	$97,000
NGLs	7,469	6,851	7,795
Natural gas	21,616	29,401	24,804
Other	4,687	2,012	2,126
Total revenues	140,787	132,340	131,725

Operating expenses:
Lease operating expenses	70,830	64,643	65,186
Gathering, transportation and production taxes	7,540	6,620	6,136
Depreciation, depletion, and amortization	33,937	33,658	22,624
Asset retirement obligations accretion	7,969	7,377	7,510
General and administrative expenses	20,515	18,251	19,919
Total operating expenses	140,791	130,549	121,375

Operating (loss) income	(4)	1,791	10,350

Interest expense, net	10,072	9,729	14,713
Derivative gain, net	(4,877)	(13,199)	(39,240)
Other expense, net	5,230	3,772	233
(Loss) income before income taxes	(10,429)	1,489	34,644
Income tax expense	1,045	1,932	8,639
Net (loss) income	$(11,474)	$(443)	$26,005

Net (loss) income per share:
Basic	$(0.08)	$—	$0.18
Diluted	(0.08)	—	0.17

Weighted average common shares outstanding
Basic	146,857	146,578	146,418
Diluted	146,857	146,578	148,726

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net sales volumes:
Oil (MBbls)	1,400	1,219	1,350
NGLs (MBbls)	343	329	294
Natural gas (MMcf)	8,733	9,533	7,677
Total oil and natural gas (MBoe) (1)	3,199	3,136	2,924

Average daily equivalent sales (MBoe/d)	35.1	34.1	32.5

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$76.44	$77.17	$71.85
NGLs ($/Bbl)	21.78	20.82	26.51
Natural gas ($/Mcf)	2.48	3.08	3.23
Barrel of oil equivalent ($/Boe)	42.55	41.55	44.32

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$22.14	$20.61	$22.29
Gathering, transportation and production taxes	2.36	2.11	2.10
Depreciation, depletion, and amortization	10.61	10.73	7.74
Asset retirement obligations accretion	2.49	2.35	2.57
General and administrative expenses	6.41	5.82	6.81

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$94,822	$173,338
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	66,959	52,080
Joint interest, net	18,280	15,480
Other	1,901	2,218
Prepaid expenses and other assets	21,342	17,447
Total current assets	207,721	264,980

Oil and natural gas properties and other, net	825,628	749,056
Restricted deposits for asset retirement obligations	22,346	22,272
Deferred income taxes	38,040	38,774
Other assets	32,740	38,923
Total assets	$1,126,475	$1,114,005

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$75,966	$78,857
Accrued liabilities	15,559	31,978
Undistributed oil and natural gas proceeds	52,835	42,134
Advances from joint interest partners	2,864	2,962
Current portion of asset retirement obligation	37,745	31,553
Current portion of long-term debt, net	6,987	29,368
Total current liabilities	191,956	216,852

Asset retirement obligations	492,066	467,262
Long-term debt, net	384,241	361,236
Other liabilities	16,672	19,420
Commitments and contingencies	20,780	18,043

Shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	588,563	586,014
Retained deficit	(543,637)	(530,656)
Treasury stock	(24,167)	(24,167)
Total shareholders’ equity	20,760	31,192
Total liabilities and shareholders’ equity	$1,126,475	$1,114,005

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Operating activities:
Net (loss) income	$(11,474)	$(443)	$26,005
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	41,906	41,035	30,134
Share-based compensation	3,032	3,124	1,922
Amortization and write off of debt issuance costs	1,292	1,266	3,249
Derivative gain, net	(4,877)	(13,199)	(39,240)
Derivative cash settlements, net	2,599	(2,809)	(5,328)
Deferred income taxes	733	3,838	4,396
Changes in operating assets and liabilities:		—
Accounts receivable	(17,362)	(2,989)	17,505
Prepaid expenses and other current assets	433	(28,262)	31,489
Accounts payable, accrued liabilities and other	(852)	43,155	(38,055)
Asset retirement obligation settlements	(3,788)	(9,052)	(8,642)
Net cash provided by operating activities	11,642	35,664	23,435

Investing activities:
Investment in oil and natural gas properties and equipment	(7,080)	(12,139)	(13,158)
Acquisition of property interests	(80,515)	1,479	—
Deposit related to acquisition of property interests	—	8,850	—
Purchases of furniture, fixtures and other	(24)	(347)	(156)
Net cash used in investing activities	(87,619)	(2,157)	(13,314)

Financing activities:
Proceeds from issuance of long-term debt	—	—	275,000
Repayments of long-term debt	(275)	(7,687)	(562,012)
Debt issuance costs	(312)	—	(6,354)
Payment of dividends	(1,469)	(1,466)	—
Other	(483)	(9)	(723)
Net cash used in financing activities	(2,539)	(9,162)	(294,089)
Change in cash, cash equivalents and restricted cash	(78,516)	24,345	(283,968)
Cash, cash equivalents and restricted cash, beginning of period	177,755	153,410	465,774
Cash, cash equivalents and restricted cash, end of period	$99,239	$177,755	$181,806

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net Loss”, “Adjusted EBITDA” and “Free Cash Flow” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net (Loss) Income to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative gain, net, allowance for credit losses, write-off of debt issuance costs, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other which are then tax effected using the Federal Statutory Rate.

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

	(in thousands)
	(Unaudited)
Net (loss) income	$(11,474)	$(443)	$26,005
Unrealized commodity derivative gain, net	(1,122)	(14,785)	(39,470)
Allowance for credit losses	84	28	—
Write-off debt issuance costs	—	—	2,330
Non-recurring costs related to IT services transition	758	413	785
Non-ARO P&A costs	5,352	4,137	6
Other	(214)	(240)	378
Tax effect of selected items (1)	(1,020)	2,194	7,554
Adjusted net loss	$(7,636)	$(8,696)	$(2,412)

Adjusted net loss per common share:
Basic	$(0.05)	$(0.06)	$(0.02)
Diluted	$(0.05)	$(0.06)	$(0.02)

Weighted average shares outstanding:
Basic	146,857	146,578	146,418
Diluted	146,857	146,578	146,418

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, income tax expense, depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative gain, allowance for credit losses, non-cash incentive compensation, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

	(in thousands)
	(Unaudited)
Net (loss) income	$(11,474)	$(443)	$26,005
Interest expense, net	10,072	9,729	14,713
Income tax expense	1,045	1,932	8,639
Depreciation, depletion and amortization	33,937	33,658	22,624
Asset retirement obligations accretion	7,969	7,377	7,510
Unrealized commodity derivative gain, net	(1,122)	(14,785)	(39,470)
Allowance for credit losses	84	28	—
Non-cash incentive compensation	3,032	3,124	1,922
Non-recurring costs related to IT services transition	758	413	785
Non-ARO P&A costs	5,352	4,137	6
Other	(214)	(240)	378
Adjusted EBITDA	$49,439	$44,930	$43,112

Capital expenditures, accrual basis (1)	$(3,156)	$(10,319)	$(7,367)
Asset retirement obligation settlements	(3,788)	(9,052)	(8,642)
Interest expense, net	(10,072)	(9,729)	(14,713)
Free Cash Flow	$32,423	$15,830	$12,390

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(7,080)	$(12,139)	$(13,158)
Less: changes in operating assets and liabilities associated with investing activities	(3,924)	(1,820)	(5,791)
Capital expenditures, accrual basis	$(3,156)	$(10,319)	$(7,367)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$11,642	$35,664	$23,435
Allowance for credit losses	84	28	—
Amortization of debt items and other items	(1,292)	(1,266)	(3,249)
Non-recurring costs related to IT services transition	758	413	785
Current tax expense (benefit) (1)	312	(1,906)	4,243
Changes in derivatives receivable (1)	1,156	1,223	5,098
Non-ARO P&A costs	5,352	4,137	6
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	17,781	(11,904)	(10,939)
Capital expenditures, accrual basis	(3,156)	(10,319)	(7,367)
Other	(214)	(240)	378
Free Cash Flow	$32,423	$15,830	$12,390

(1) A reconciliation of the adjustments used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense	$1,045	$1,932	$8,639
Less: Deferred income taxes	733	3,838	4,396
Current tax (benefit) expense	$312	$(1,906)	$4,243

Changes in derivatives receivable (payable)
Derivatives receivable, end of period	$1,427	$271	$524
Derivatives (receivable) payable, beginning of period	(271)	952	4,574
Change in derivatives receivable	$1,156	$1,223	$5,098

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654